Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated April 7, 2008, except for Note 14 which is dated April 11, 2008, on the financial statements of Oxis International, Inc. as of December 31, 2007, as filed with the Form KSB and by reference to the outstanding Form S-8 File No. 333-138817 as previously filed.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

September 22, 2009